Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	James H. Moss
Chief Financial Officer
(717) 909-2247

WAYPOINT FINANCIAL ANNOUNCES SECOND QUARTER RESULTS AND DECLARES A 5% STOCK DIVIDEND AND AN INCREASED REGULAR QUARTERLY CASH DIVIDEND

Harrisburg, Pennsylvania (July 17, 2003) Waypoint Financial Corp. (Nasdaq/NM:WYPT) today announced net income of $11.5 million or $.36 per share for the second quarter ended June 30, 2003. The $.36 per share represents a 5.9% increase over net income of $.34 per share for each of the quarters ended June 30, 2002 and March 31, 2003.

     Waypoint also announced that the Board of Directors today declared a 5% stock dividend to shareholders of record August 1, 2003. The 5% stock dividend will be distributed on August 15, 2003. The Board of Directors also declared a regular quarterly cash dividend of $.12 per share to shareholders of record August 1, 2003. The dividend will be paid on August 15, 2003, including those shares distributed in the 5% stock dividend. The resulting cash dividend represents an effective increase of 14.5% over the regular quarterly cash dividend paid in the prior quarter and a 26.0% effective increase over the regular quarterly cash dividend paid throughout 2002.

     The distribution date of the 5% stock dividend will occur subsequent to the filing date of the Report on Form 10-Q for the second quarter. Accordingly, the per share amounts reported herein do not reflect the effect of the stock dividend.

     “Despite a challenging economic environment we are pleased to report that Waypoint continued to meet its earnings goals and corporate plan in the second quarter of 2003,” said David E. Zuern, Waypoint Financial President and Chief Executive Officer. “Our market niche of being one of the largest locally headquartered community banks continues to be well received by our customers,” Zuern said. Waypoint attained a significant milestone during the quarter when it surpassed the $1 billion threshold in commercial loans outstanding.

     Zuern also commented on the Banks continued success in providing commercial products and services in the State College, Pennsylvania market. “Our commercial loans outstanding in the State College market have grown to $44 million in just a few months of operation.” Zuern further indicated that plans are proceeding for additional locations which will add penetration and scale to Waypoint’s existing footprint.

     Zuern commented on the excellent performance of Waypoint Benefits Consulting, formerly e3 Consulting, Inc., which joined the Waypoint Insurance Group on April 1 of this year. He indicated that this business line is growing quickly in its importance to Waypoint’s comprehensive approach to financial services.

     Zuern also noted that the Company remains focused on effective capital management strategies. During the quarter, Waypoint repurchased 565,000 shares of its common stock, bringing year-to-date repurchases to 2.8 million shares or 8% of shares outstanding at the beginning of the year. Additionally, Zuern commented that the increased cash dividend and stock dividend reflect our commitment to rewarding our shareholders and are of particular importance with the lower effective tax rate on dividends recently enacted.

     Waypoint Financial Corp. is a $5.6 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 60 branches. Waypoint Bank operates 52 branches in Dauphin, York, Lancaster, Cumberland, and Lebanon counties in southcentral Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to its 120,000 household and business customers.

- more -

-

     Following is a summary of selected financial data for the most recent five fiscal quarters.

Selected Ratios and Other Data (Unaudited)

	As of or for the three months ended
	June,	March,	December,	September,	June,
	2003	2003	2002	2002	2002
Basic income per share	$0.37	$0.35	$0.32	$0.35	$0.35
Diluted income per share	$0.36	$0.34	$0.31	$0.34	$0.34
Return on average equity	10.84%	10.32%	9.21%	10.49%	10.74%
Return on average assets	0.85%	0.85%	0.79%	0.94%	0.98%
Net interest margin (tax equivalent)	2.44%	2.47%	2.52%	2.56%	2.51%
Noninterest income divided by average assets	0.80%	0.70%	0.57%	0.87%	0.98%
Noninterest expense divided by average assets	1.66%	1.63%	1.67%	1.66%	1.64%
Efficiency ratio	54.71%	54.55%	57.99%	51.55%	49.73%
Effective income tax rate	30.51%	27.56%	25.07%	28.61%	28.83%
Diluted average equivalent shares	32,059,585	33,113,095	34,629,428	35,972,374	37,233,968
Book value per share	$13.16	$12.93	$13.16	$13.08	$12.84
Stockholders equity to total assets	7.49%	7.54%	8.42%	7.95%	9.05%

Selected Financial Condition Data (Unaudited, amounts in thousands)

	As of the periods ended
	June,	March,	December,	September,	June,
	2003	2003	2002	2002	2002
Total assets	$5,639,363	$5,602,738	$5,425,013	$5,873,322	$5,301,777
Loans receivable, net	2,379,562	2,338,478	2,310,106	2,357,862	2,361,565
Loans held for sale, net	38,333	33,666	30,328	13,656	15,563
Marketable securities	2,878,814	2,913,329	2,792,112	3,216,270	2,647,394
Deposits	2,581,661	2,452,834	2,453,390	2,545,515	2,542,776
Borrowings	2,459,577	2,531,514	2,414,480	2,341,638	2,171,775
Stockholders’ equity	422,546	422,481	456,671	467,215	480,035

Selected Operating Data (Unaudited, amounts in thousands)

	For the three month periods ended
	June,	March,	December,	September,	June,
	2003	2003	2002	2002	2002
Interest income	$64,550	$65,809	$69,510	$69,987	$69,854
Interest expense	34,134	35,337	38,524	39,459	39,791

Net interest income	30,416	30,472	30,986	30,528	30,063
Provision for loan losses	2,064	2,421	2,085	3,085	3,585

Net interest income after provision for loan losses	28,352	28,051	28,901	27,443	26,478
Noninterest income	10,827	9,429	7,712	11,325	12,745
Noninterest expense	22,566	21,767	22,442	21,576	21,287

Income before taxes	16,613	15,713	14,171	17,192	17,936
Income tax expense	5,068	4,331	3,552	4,919	5,171

Net income	$11,545	$11,382	$10,619	$12,273	$12,765

- more -

Discussion of Operating Results

     Net income totaled $.36 per share for the quarter ended June 30, 2003, a 5.9% increase over net income of $.34 per share for each of the quarters ended June 30, 2002 and March 31, 2003. Net income for the current quarter was $11.5 million versus $12.8 million for the quarter ended June 30, 2002 and $11.4 million for the linked quarter ended March 31, 2003.

     Net interest income before provision for loan losses totaled $30.4 million for the quarter ended June 30, 2003, as compared to $30.1 million recorded during the quarter ended June 30, 2002 and $30.5 million for the linked quarter ended March 31, 2003. Waypoint’s net interest income trend reflects the challenge facing commercial banks from the continued decline in market interest rates to the lowest levels in almost five decades.

     The net interest margin ratio (tax-equivalent) was 2.44% for the quarter ended June 30, 2003, as compared to 2.51% for the quarter ended June 30, 2002 and 2.47% for the linked quarter ended March 31, 2003. During the current quarter relative to the comparable prior quarter, Waypoint was able to maintain the spread between its average interest yield and its average interest cost. However, the net interest margin decreased 7 basis points as growth in interest-bearing liabilities exceeded growth in interest-earning assets by $69.9 million, due in part to decreased stockholders’ equity resulting from planned capital management activities. See Table 3 which appears later in this release for a detailed schedule of Waypoint’s average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint’s net interest income.

     Pursuant to management’s evaluation of the adequacy of Waypoint’s allowance for loan losses, the provision for loan losses decreased to $2.1 million for the current quarter relative to $3.6 million recorded for the quarter ended June 30, 2002 and $2.4 million recorded for the linked quarter ended March 31, 2003. The provision for loan losses for the quarter ended June 30, 2002 increased due to increased charge-offs during that period. Also see Discussion of Asset Quality and related tables for additional information regarding the provision and related allowance for loan losses.

Noninterest income was $10.8 million for the quarter ended June 30, 2003, as compared to $12.7 million for the quarter ended June 30, 2002 and $9.4 million for the linked quarter ended March 31, 2003. Notable changes in the quarter ended June 30, 2003 versus the quarter ended June 30, 2002 included:

•	Banking service and account fees totaled $3.9 million, up $.8 million on increased monthly service charges and ATM/debit card fees, increased commercial deposit fees, and increased overdraft and NSF fees.

•	Financial services fees totaled $2.3 million, up $.7 million. Within this category, insurance fees were $1.7 million, up $1.0 million. This increase in insurance fees included $.6 million from Waypoint Benefits Consulting, acquired on April 1, 2003, and $.4 million in combined increases from title insurance and property and casualty insurance sales. These increases were partly offset by a decrease of $.3 million in retail brokerage fees on decreased sales of alternative investment products and decreased commissioned transaction volume.

•	Residential mortgage banking income totaled $1.3 million, up $.2 million. Within this category, net gains on the sale of loans totaled $1.5 million, up $.8 million on continued high refinancing activity during the current quarter. Increases in loan selling gains were partially offset by a $.6 million reduction in income from loan servicing. The rapid refinancing of mortgage loans serviced for others resulted in decreased servicing revenue and increased net expense from the amortization and valuation of capitalized loan servicing rights.

•	Gains on securities and derivatives were $3.7 million in the current quarter, down $.2 million. During the current quarter, a $1.1 million loss was recognized on the fair value of an interest rate cap that was acquired during the current quarter to manage interest rate risk associated with valuation of marketable securities.

•	Other totaled a net loss of $1.6 million, down $3.3 million from a net gain of $1.7 million in the comparable prior quarter. This net change resulted primarily from Waypoint’s equity investment in a small business investment corporation (SBIC) partnership, upon which Waypoint recognized a loss of $1.5 million in the current quarter as compared to a gain of $1.5 million in the comparable prior quarter.

Noninterest expense was $22.6 million for the quarter ended June 30, 2003, up $1.3 million or 6.1% from $21.3 million for the quarter ended June 30, 2002 and up $.8 million or 3.7% from $21.8 million for the linked quarter ended March 31, 2003. Notable changes in the quarter ended June 30, 2003 relative to the quarter ended June 30, 2002 included:

•	Salaries and benefits expense totaled $11.6 million, up $.5 million. Increases for annual merit raises, staffing increases in the financial services group and increased benefits expense for health insurance and employer matching contributions for Waypoint’s defined contribution retirement plan (“401K plan”) were partially offset by increased capitalized costs on higher consumer loan origination volume.

•	Occupancy and equipment expenses increased a combined $.3 million primarily due to banking and financial services business expansion.

•	Amortization of intangible assets was down $.3 million as identified intangible assets associated with certain Maryland branches became fully amortized in September, 2002.

•	Other noninterest expense totaled $3.3 million, up $.3 million from the comparable prior quarter primarily on increased loan expenses from increases in commercial and consumer loan portfolios and related origination volume.

     Income tax expense for the current quarter totaled $5.1 million, or an effective tax rate of 30.5% on income before taxes of $16.6 million. This compares to income taxes of $5.2 million and an effective tax rate of 28.8% for the quarter ended June 30, 2002. The increase in the effective tax rate resulted primarily from decreased income on tax-preferenced securities.

Discussion of Financial Condition

     Waypoint’s total assets increased to $5.639 billion during the quarter ended June 30, 2003, up from $5.603 billion at March 31, 2002 and up from $5.425 billion at December 31, 2002.

     Cash and securities decreased a combined $34.9 million during the quarter ended June 30, 2003, but increased $109.3 million for the six-month period then ended. This year-to-date increase resulted primarily from advanced purchases of securities totaling $84.4 million at June 30, 2003 that were made to partly offset anticipated repayments on mortgage backed securities and a related tightening of supply for acceptable instruments. This temporary increase in marketable securities is expected to be reduced by prepayments during the third quarter of 2003.

     Waypoint continued to increase the weighting of commercial and consumer loans in the loan portfolio during the quarter and six-month periods ended June 30, 2003. Commercial loans increased $69.3 million or 7.3% during the quarter ended June 30, 2003 and increased $120.6 million or 13.5% for the six-month period then ended. Consumer and other loans increased $63.5 million or 7.8% during the quarter ended June 30, 2003 and increased $173.7 million or 24.7% during the six-month period then ended.

Waypoint attributes the substantial growth in the consumer loan portfolio primarily to a special program for home equity loans that was implemented to mitigate the effects of rapid mortgage prepayments. This program also contributed to growth in low cost savings and transaction deposits. Partially offsetting these increases, residential mortgage loans decreased $90.7 million or 15.4% during the quarter ended June 30, 2003 and decreased $223.3 million or 31.0% for the six-month period then ended. Year-to-date 2003, Waypoint continued to sell substantially all residential mortgage originations and prepayments continued at a historically high level on mortgage loans held in portfolio. Waypoint’s loan portfolio is presented in Table 1 which appears later in this report.

     Waypoint’s deposit portfolio increased to $2.582 billion during the quarter ended June 30, 2003, up from $2.453 billion at both March 31, 2003 and December 31, 2002. Within the deposit portfolio, Waypoint experienced substantial growth in its lower-cost savings and transaction deposits. Savings accounts decreased $1.7 million during the quarter ended June 30, 2003, but were up $9.2 million or 3.7% for the six-month period then ended. Transaction deposits increased $59.8 million or 12.7% for the quarter ended June 30, 2003 and increased $149.8 million or 39.5% during the six-month period then ended. Money market deposits increased $20.2 million or 5.8% for the quarter ended June 30, 2003, but decreased $2.9 million during the six-month period then ended. Also, time deposits increased $50.6 million or 3.7% during the quarter ended June 30, 2003, but decreased $27.9 million for the six-month period then ended. During the quarter ended June 30, 2003, Waypoint implemented promotional pricing on certain deposit products to decrease the current level of wholesale borrowing. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

     Waypoint’s portfolio of customer repurchase agreements totaled $53.2 million at a rate of .82% at June 30, 2003 as compared to $51.7 million at a rate of .93% as of March 31, 2003, down from $59.5 million at a rate of 1.06% as of December 31, 2002. Waypoint offers this investment product to its commercial customers as part of a broad range of products and services targeted to this profitable market segment. Customer repurchase agreements represent a lower-cost source of funding for Waypoint and are included in borrowings on the Statement of Financial Condition.

     Waypoint had $422.5 million in stockholders’ equity, or 7.49% of total assets at June 30, 2003, as compared to $456.7 million or 8.42% at December 31, 2002 and $422.5 million or 7.54% at March 31, 2003. Changes in stockholders’ equity for the quarter ended June 30, 2003 included increases of $11.5 million in net income, $1.6 million from stock plan activity, and an increase of $.5 million in the market value of available-for-sale securities (net of taxes). Offsetting these increases were stock repurchases of $10.3 million and dividends paid to shareholders totaling $3.3 million. Notable activity for the six-month period ended June 30, 2003 included increases of $22.9 million from net income and $3.7 million from stock plan activity, which were offset by stock repurchases totaling $50.3 million and dividends paid to shareholders totaling $6.9 million.

Discussion of Asset Quality

     Non-performing loans totaled $19.1 million or 0.80% of total loans as of June 30, 2003 as compared to $20.0 million or 0.86% of total loans as of December 31, 2002. Waypoint’s allowance for loan losses increased to $28.8 million or 1.20% of total loans as of June 30, 2003, as compared to $27.5 million or 1.18% of total loans as of December 31, 2002. Net loan charge-offs as a percentage of average loans outstanding totaled .19% on an annualized basis for the quarter ended June 30, 2003 as compared to 0.34% for the quarter ended June 30, 2002 and 0.34% for the linked quarter ended March 31, 2003. See Tables 5, 6 and 7 which appear later in this release for more information on asset quality.

Note on Forward-Looking Statements

     Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimated”, and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation’s operations, pricing, products and services.

     This filing contains forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Waypoint Financial Corp. pending final consummation of the merger of Seacoast Financial Services Corporation with and into Sovereign Bancorp, Inc. and the merge of Waypoint with and into Sovereign that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following: (1) the respective businesses of Seacoast and Waypoint may not be combined successfully with Sovereign’s businesses, such combinations may take longer to accomplish than expected; (2) expected cost savings from each of the mergers cannot be fully realized ore realized within the expected timeframes; (3) operating costs, customer loss and business disruption following the mergers, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approval of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with government approval of the merger, (5) the stockholders of Waypoint may fail to approve the merger of Waypoint with and into Sovereign; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may adversely impact the expected financial benefits of the mergers, and compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) competitive pressures from other financial service companies in Seacoast’s, Waypoint’s and Sovereign’s markets may increase significantly; and (10) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Other factors that may cause actual results to differ from forward-looking statements are described in Waypoint’s filings with the Securities and Exchange Commission. Waypoint does not undertake or intend to update any forward-looking statements.

     Sovereign and Waypoint will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement which will be distributed to shareholders of Waypoint. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Sovereign and Waypoint, free of charge on the SEC’s Internet site (http://www.sec.gov). In addition, documents filed by Sovereign with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Sovereign Bancorp, Inc., Investor Relations, 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Tel: 610-988-0300). In addition, documents filed by Waypoint with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement can be obtained, without charge, be directing a request to Waypoint Financial Corp., 235 North Second Street, Harrisburg, Pennsylvania 17101, Attn: Richard C. Ruben, Executive Vice President and Corporate Secretary (Tel: 717-236-4041). Directors and executive officers of Waypoint may be deemed to be participants in the solicitation of proxies from the shareholders of Waypoint in connection with the merger. Information about the directors and executive officers of Waypoint and their ownership of Waypoint common stock is set forth in Waypoint’s proxy statement for its 2004 annual meeting of shareholders, as filed with the SEC on April 20, 2004. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

	June 30,	December 31,
	2003	2002
	(Unaudited)
	(All dollar amounts in thousands)
Assets
Cash and cash equivalents	$118,638	$96,088
Marketable securities available-for-sale	2,878,814	2,792,112
Loans receivable, net	2,379,562	2,310,106
Loans held for sale, net	38,333	30,328
Loan servicing rights	2,188	3,167
Investment in real estate and other joint ventures	18,455	14,811
Premises and equipment, net of accumulated depreciation of $42,526 and $41,062	48,249	48,826
Accrued interest receivable	25,037	26,585
Goodwill	14,785	10,302
Other intangible assets	2,998	1,676
Income taxes receivable	—	72
Other assets	112,304	90,940

Total assets	$5,639,363	$5,425,013

Liabilities and Shareholders Equity
Deposits	$2,581,661	$2,453,390
Other borrowings	2,459,577	2,414,480
Escrow	4,968	3,348
Accrued interest payable	10,255	10,295
Postretirement benefit obligation	2,307	2,310
Deferred tax liability	2,577	6,106
Income taxes payable	2,680	—
Other liabilities	108,953	49,311

Total liabilities	5,172,978	4,939,240

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding junior subordinated debentures of Waypoint (“Trust Preferred Securities”)	43,839	29,102
Preferred stock, 10,000,000 shares authorized but unissued
Common stock, $ .01 par value, authorized 100,000,000 shares, 40,687,433 shares issued and 32,110,290 outstanding at June 30, 2003, 40,502,372 shares issued and 34,702,206 shares outstanding at December 31, 2002	407	404
Paid in capital	318,921	315,636
Retained earnings	265,148	249,177
Accumulated other comprehensive income	8,330	11,710
Employee stock ownership plan	(14,460)	(14,460)
Recognition and retention plans	(6,723)	(6,977)
Treasury stock, 8,577,143 shares at June 30, 2003 and 5,800,166 shares at December 31, 2002	(149,077)	(98,819)

Total stockholders’ equity	422,546	456,671

Total liabilities and stockholders’ equity	$5,639,363	$5,425,013

-more-

WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES

Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)
	(All dollar amounts in thousands, except per share data)
Interest Income:
Loans	$37,198	$41,767	$74,592	$84,991
Marketable securities and interest-earning cash	27,352	28,087	55,767	56,646

Total interest income	64,550	69,854	130,359	141,637

Interest Expense:
Deposits and escrow	13,465	18,260	27,949	37,228
Borrowed funds	20,669	21,531	41,522	42,702

Total interest expense	34,134	39,791	69,471	79,930

Net interest income	30,416	30,063	60,888	61,707
Provision for loan losses	2,064	3,585	4,485	5,670

Net interest income after provision for loan losses	28,352	26,478	56,403	56,037

Noninterest Income:
Banking service and account fees	3,924	3,156	7,313	5,986
Financial services fees	2,348	1,649	4,393	3,636
Residential mortgage banking	1,297	1,143	2,600	1,845
Bank-owned life insurance	1,142	1,178	2,288	2,381
Gain on securities and derivatives, net	3,717	3,952	5,590	4,276
Other	(1,601)	1,667	(1,928)	1,835

Total noninterest income	10,827	12,745	20,256	19,959

Noninterest Expense:
Salaries and benefits	11,597	10,999	22,914	22,047
Equipment expense	1,849	1,789	3,620	3,559
Occupancy expense	1,829	1,574	3,751	3,136
Marketing	1,215	1,183	2,306	2,181
Amortization of intangible assets	192	490	312	980
Outside services	1,312	1,177	2,579	2,257
Communications and supplies	1,296	1,102	2,622	2,324
Other	3,276	2,973	6,229	5,522

Total noninterest expense	22,566	21,287	44,333	42,006

Income before income taxes	16,613	17,936	32,326	33,990
Income tax expense	5,068	5,171	9,399	9,729

Net Income	$11,545	$12,765	$22,927	$24,261

Basic earnings per share	$0.37	$0.35	$0.72	$0.66

Diluted earnings per share	$0.36	$0.34	$0.70	$0.65

-more-

Table 1 – Loans Receivable, Net

	June 30,	December 31,
	2003	2002
Residential mortgage loans:
One-to-four family	$473,191	$697,505
Construction	24,604	23,636

Total residential mortgage loans	497,795	721,141

Commercial loans:
Commercial real estate	574,962	533,088
Commercial business	355,535	307,655
Construction and site development	84,589	53,774

Total commercial loans	1,015,086	894,517

Consumer and other loans:
Manufactured housing	99,041	106,098
Home equity and second mortgage	526,774	360,102
Indirect automobile	153,237	138,530
Other	98,313	98,887

Total consumer and other loans	877,365	703,617

Loans receivable, gross	2,390,246	2,319,275

Plus:
Dealer reserves	24,619	25,845
Less:
Unearned premiums	68	95
Net deferred loan origination fees	6,417	7,413
Allowance for loan losses	28,818	27,506

Loans receivable, net	$2,379,562	$2,310,106

Table 2 – Deposits

	June 30,	December 31,
	2003	2002
Savings	$259,949	$250,780
Time	1,425,105	1,452,973
Transaction	529,052	379,211
Money market	367,555	370,426

Total deposits	$2,581,661	$2,453,390

- more -

Table 3a – Average Balance Sheet, quarter

	For the three months ended,
	June 30, 2003				June 30, 2002
	Average			Average	Average			Average
	Balance		Interest (2)	Yield/Cost	Balance		Interest (2)	Yield/Cost
	(Dollar amounts in thousands)
Assets:
Interest-earning assets:
Loans, net (1) (5)	$2,420,366		$37,383	6.17%	$2,409,525		$41,959	6.97%
Marketable securities - taxable	2,631,129		26,099	4.17	2,407,139		26,779	4.45
Marketable securities - tax-free	89,634		1,695	7.57	99,927		2,055	8.23
Other interest-earning assets	66,404		151	1.05	64,014		279	1.74

Total interest-earning assets	5,207,533		65,328	5.06	4,980,605		71,072	5.71

Noninterest-earning assets	233,851				187,288

Total assets	$5,441,384				$5,167,893

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings deposits	$262,658		314	0.48	$242,488		757	1.25
Time deposits	1,392,343		11,686	3.37	1,525,972		15,704	4.12
Transaction and money market	836,419		1,456	0.70	788,109		1,790	0.91
Escrow	4,400		9	0.86	5,911		9	0.61
Borrowed funds	2,469,623		20,669	3.32	2,106,091		21,531	4.09

Total interest-bearing liabilities	4,965,443		34,134	2.74	4,668,571		39,791	3.41

Noninterest-bearing liabilities	49,976				53,493

Total liabilities	5,015,419				4,722,064
Stockholders’ equity	425,965				445,829

Total liabilities and stockholders’ equity	$5,441,384				5,167,893

Net interest income - tax-equivalent			31,194				31,281
Interest rate spread (3)				2.32%				2.30%

Net interest-earning assets	$242,090				$312,034

Net interest margin (4)				2.44%				2.51%

Ratio of interest-earning assets to interest-bearing liabilities	1.05	x			1.07	x

Adjustment to reconcile tax-equivalent net interest income to net interest income			(778)				(1,218)

Net interest income			$30,416				$30,063

(1)	Includes net income (expense) recognized on deferred loan fees and costs of $726,000 for the three months ended June 30, 2003, and $(52,000) for the three months ended June 30, 2002.

(2)	Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3)	Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4)	Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)	Includes loans on nonaccrual status and loans held for sale.

Table 3a – Average Balance Sheet, year-to-date

	For the six months ended,
	June 30, 2003				June 30, 2002
	Average			Average	Average			Average
	Balance		Interest (2)	Yield/Cost	Balance		Interest (2)	Yield/Cost
	(Dollar amounts in thousands)
Assets:
Interest-earning assets:
Loans, net (1) (5)	$2,391,181		$74,944	6.28%	$2,446,961		$85,378	6.98%
Marketable securities - taxable	2,628,424		53,181	4.25	2,405,029		54,164	4.50
Marketable securities - tax-free	91,386		3,495	7.65	97,172		4,015	8.26
Other interest-earning assets	65,286		314	1.12	60,089		540	1.80

Total interest-earning assets	5,176,277		131,934	5.15	5,009,251		144,097	5.75

Noninterest-earning assets	220,886				186,992

Total assets	$5,397,163				$5,196,243

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings deposits	$260,043		628	0.49	$233,404		1,452	1.24
Time deposits	1,395,538		24,706	3.57	1,514,185		31,923	4.22
Transaction and money market	801,614		2,597	0.65	799,924		3,837	0.96
Escrow	4,135		18	0.88	5,861		16	0.55
Borrowed funds	2,453,724		41,522	3.37	2,142,578		42,702	3.99

Total interest-bearing liabilities	4,915,054		69,471	2.83	4,695,952		79,930	3.40

Noninterest-bearing liabilities	49,314				49,005

Total liabilities	4,964,368				4,744,957
Stockholders’ equity	432,795				451,286

Total liabilities and stockholders’ equity	$5,397,163				5,196,243

Net interest income - tax-equivalent			62,463				64,167
Interest rate spread (3)				2.32%				2.35%

Net interest-earning assets	$261,223				$313,299

Net interest margin (4)				2.45%				2.56%

Ratio of interest-earning assets to interest-bearing liabilities	1.05	x			1.07	x

Adjustment to reconcile tax-equivalent net interest income to net interest income			(1,575)				(2,460)

Net interest income			$60,888				$61,707

(1)	Includes net income (expense) recognized on deferred loan fees and costs of $1,359,000 for the six months ended June 30, 2003, and $(315,000) for the six months ended June 30, 2002.

(2)	Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3)	Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4)	Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)	Includes loans on nonaccrual status and loans held for sale.

Table 4 – Rate/Volume Analysis of Changes in Tax-equivalent Net Interest Income

	Three Months Ended June 30, 2003			Six Months Ended June 30, 2003
	Compared to			Compared to
	Three Months Ended June 30, 2002			Six Months Ended June 30, 2002
	Increase (Decrease)			Increase (Decrease)
	Volume	Rate	Net	Volume	Rate	Net
	(Dollar amounts in thousands)
Interest-earning assets:
Loans, net	$552	$(5,128)	$(4,576)	$(1,910)	$(8,524)	$(10,434)
Marketable securities - taxable	5,036	(5,716)	(680)	4,738	(5,721)	(983)
Marketable securities - tax-free	(202)	(158)	(360)	(232)	(288)	(520)
Other interest-earning assets	29	(157)	(128)	44	(270)	(226)

Total interest-earning assets	5,415	(11,159)	(5,744)	2,640	(14,803)	(12,163)

Interest-bearing liabilities:
Savings deposits	169	(612)	(443)	149	(973)	(824)
Time deposits	(1,293)	(2,725)	(4,018)	(2,361)	(4,856)	(7,217)
Transaction and money market deposits	277	(611)	(334)	8	(1,248)	(1,240)
Escrow	(5)	5	—	(6)	8	2
Borrowed funds	7,188	(8,050)	(862)	5,792	(6,972)	(1,180)

Total interest-bearing liabilities	6,336	(11,993)	(5,657)	3,582	(14,041)	(10,459)

Change in net interest income	$(921)	$834	$(87)	$(942)	$(762)	$(1,704)

Table 5 – Analysis of Allowance for Loan Losses

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002
	(All dollar amounts in thousands)
Balance at beginning of the period	$27,898	$23,674	$27,506	$23,069
Provision for loan losses	2,064	3,585	4,485	5,670
Charge-offs:
Residential mortgage loans	(99)	(195)	(319)	(563)
Commercial loans	(136)	(1,114)	(1,113)	(1,509)
Consumer and other loans	(1,227)	(1,059)	(2,502)	(2,187)

Total charge-offs	(1,462)	(2,368)	(3,934)	(4,259)
Recoveries:
Residential mortgage loans	68	45	81	48
Commercial loans	29	110	292	265
Consumer and other loans	221	155	388	408

Total recoveries	318	310	761	721

Net charge-offs	(1,144)	(2,058)	(3,173)	(3,538)

Balance at end of period	$28,818	$25,201	$28,818	$25,201

Annualized net charge-offs to average loans	0.19%	0.34%	0.27%	0.29%
Allowance for loan losses as a % of total loans	1.20%	1.06%	1.20%	1.06%

Table 6 - Non-performing Assets

	As of	As of
	June 30, 2003	December 31, 2002
	(Amounts in thousands)
Non-accrual residential mortgage loans	$600	$792
Non-accrual commercial loans	9,117	9,331
Non-accrual other loans	97	126

Total non-accrual loans	9,814	10,249
Loans 90 days or more delinquent and still accruing	9,246	9,743

Total non-performing loans	19,060	19,992
Total foreclosed other assets	416	505
Total foreclosed real estate	540	492

Total non-performing assets	$20,016	$20,989

Total non-performing loans to total loans	0.80%	0.86%
Allowance for loan losses to non-performing loans	151.20%	137.59%
Total non-performing assets to total assets	0.35%	0.39%

Table 7 - Allocation of the Allowance for Loan Losses

	As of June 30, 2003		As of December 31, 2002
	(All dollar amounts are in thousands)
		% of Total		% of Total
	Amount	Reserves	Amount	Reserves
Residential mortgage loans	$862	2.99%	$1,201	4.37%
Commercial loans	18,908	65.61%	19,235	69.93
Consumer and other loans	6,126	21.26%	4,424	16.08
General	2,922	10.14%	2,646	9.62

Total	$28,818	100.00%	$27,506	100.00%